Exhibit 5.1

theNBDgroup.

A Professional Corporation

Los Angeles and Palo Alto

https://nbdpro.co/

February 14, 2020

B. Riley Financial, Inc.

21255 Burbank Blvd., Suite 400
Woodland Hills, California 91367

Ladies and Gentlemen:

B. Riley Financial, Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) the issuance and sale by the Company of up to $350,000,000 aggregate offering price of (a) shares of common stock, par value $0.0001 per share (the “Common Stock”), (b) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), (c) warrants to purchase any of the securities described above (the “Warrants”), (d) senior and subordinated debt securities (the “Debt Securities”), (e) depositary shares, each representing a fractional interest in a share of a series of Preferred Stock (the “Depositary Shares”), and (f) units of securities of the Company (the “Units”) composed of any combination of Common Stock, Preferred Stock, Warrants, Debt Securities and Depositary Shares (the Common Stock, the Preferred Stock, the Warrants, the Debt Securities, the Depositary Shares and the Units are collectively referred to herein as the “Securities”).

We have also acted as special counsel to the Company in connection with the issuance and sale, from time to time, by the Company of its 7.375% Senior Notes due 2023 (the “7.375% 2023 Notes”), 6.875% Senior Notes due 2023 (the “6.875% 2023 Notes”), 6.75% Senior Notes due 2024 (the “2024 Notes”), 6.375% Senior Notes due 2025 (the “2025 Notes”), 6.50% Senior Notes due 2026 (the “2026 Notes”) and 7.25% Senior Notes Due 2027 (the “7.25% 2027 Notes,” and, together with the 7.375% 2023 Notes, 6.875% 2023 Notes, 2024 Notes, 2025 Notes and 2026 Notes, the “Notes”) and the Company’s Depositary Shares, each representing 1/1000th of a share of the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share and liquidation preference of $25,000 per share (the “6.875% Depositary Shares,” and together with the Notes, the “Sales Agreement Shares”), pursuant to the terms of an At Market Issuance Sales Agreement, dated as of the date hereof (the “Sales Agreement”), by and among the Company and B. Riley FBR, Inc. (the “Agent”) having an aggregate offering price of up to $150,000,000 pursuant to the Registration Statement, the Base Prospectus and the related prospectus for the sale of the Sales Agreement Shares included in the Registration Statement (the Base Prospectus and such prospectus, collectively, the “Sales Agreement Prospectus”), and the Sales Agreement.

B. Riley Financial, Inc.

The 7.375% 2023 Notes, 6.875% 2023 Notes and 7.25% 2027 Notes have been and are issued pursuant to the terms and conditions of an Indenture entered into by and between the Company and U.S. Bank National Association, as trustee (the “U.S. Bank Trustee”), dated as of November 2, 2016 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of November 2, 2016 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of May 31, 2017 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of December 13, 2017 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of May 17, 2018 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture dated as of September 11, 2018 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture and Fourth Supplemental Indenture, the “2016 Indenture”). The 2024 Notes, 2025 Notes and 2026 Notes have been and are issued pursuant to the terms and conditions of an Indenture entered into by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “BNYM Trustee”), dated as of May 7, 2019 (the “BNYM Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 7, 2019 (the “BNYM First Supplemental Indenture”), the Second Supplemental Indenture dated as of September 23, 2019 (the “BNYM Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of February 14, 2020 (the “BNYM Third Supplemental Indenture,” and, together with the BNYM Base Indenture, BNYM First Supplemental Indenture and BNYM Second Supplemental Indenture, the “2019 Indenture” and, together with the U.S. Bank Indenture, the “Indentures”). The Series A Preferred Stock is being issued pursuant to the certificate of designation that sets forth the terms of a series of preferred stock consisting of up to 10,000 shares, designated 6.875% Series A Cumulative Perpetual Preferred Stock. Any future issuance of Depositary Shares will be issued pursuant to a deposit agreement to be entered into among the Company, a depositary to be named therein, and the holders from time to time of such Depositary Shares (each, a “Deposit Agreement”). The Units will be issued pursuant to one or more unit agreements or other agreements to be entered into between the Company and certain third parties (each, a “Unit Agreement”). The Warrants will be issued pursuant to one or more warrant agreements to be entered into between the Company and a bank or trust company, as warrant agent (each, a “Warrant Agreement”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with the terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors of the Company (“Board of Directors”), for the consideration approved by such Board of Directors (which consideration is not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable;

2. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable;

3. When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company; the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability;

B. Riley Financial, Inc.

4. Assuming the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the U.S. Bank Trustee or the BNYM Trustee, as applicable, and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the applicable Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, (y) the validity, legally binding effect or enforceability of any provision of either Indenture or any applicable supplemental indenture that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest;

5. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of Depositary Shares, the due execution and delivery of receipts evidencing such Depositary Shares in accordance with the Deposit Agreement relating thereto, and the due authorization and issuance of the Preferred Stock underlying such Depositary Shares and the deposit thereof in accordance with the Deposit Agreement, such Depositary Shares, when sold in exchange for the consideration set forth in the prospectus supplement relating to such Depositary Shares, will be duly authorized and legally issued and will entitle the holders thereof to the rights specified in such Depositary Shares and in such Deposit Agreement;

6. When the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent and the Company; the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement; and such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; and

7. The Sales Agreement Shares to be sold by the Company have been duly authorized and, assuming the terms of any sale of the Sales Agreement Shares pursuant to the Sales Agreement are approved by the Board of Directors or a duly authorized committee thereof, when issued and delivered by the Company and paid for pursuant to the Sales Agreement, the Sales Agreement Shares will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indentures, the Debt Securities, the Warrant Agreement, the Depositary Share Agreement, and the Unit Agreement are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that (i) the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) any Warrant Agreement, Depositary Share Agreement and Unit Agreement will be governed by the laws of the State of New York.

We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectuses, which are a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ The NBD Group, Inc